Exhibit 10.4
AMENDMENT NO. 1
TO THE NACCO MATERIALS HANDLING GROUP, INC.
UNFUNDED BENEFIT PLAN
(As Amended and Restated Effective as of December 1, 2007)
          NACCO Materials Handling Group, Inc. hereby adopts this Amendment No. 1 to the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (As Amended and Restated Effective as of December 1, 2007) (the “Plan”), to be effective as of January 1, 2008. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.
Section 1
          The last sentence of Section 7.1(c) of the Plan is hereby amended in its entirety to read as follows:
          “Notwithstanding the foregoing, if such a Participant was in pay status on December 31, 2007, such Participant shall receive his normally scheduled installment payment (determined in accordance with the terms of the Plan as in effect prior to this restatement and his payment election, as applicable) at the appropriate time during 2008 and 2009, with each such installment payment being classified as a single payment for purposes of Code Section 409A.”
Section 2
          Article VII of the Plan is hereby amended by adding a new Section 7.3 to the end thereof, to read as follows:
          “SECTION 7.3. Additional Payments.
     (a) At the time described in clause (b) of this Section 7.3, the Company shall pay to each Participant who is a Covered Employees (i) an amount equal to the positive difference, if any, of I minus II (the “Income Tax Payment”), plus (ii) an additional amount such that, after payment by the Participant of all applicable federal, state and local income taxes and employment (e.g., FICA) taxes on the Income Tax Payment, the Participant will retain an amount equal to the Income Tax Payment (the “Gross-Up Payment”). For purposes of this Section 7.3:

I	=	The Participant’s federal, state and local income tax and employment (e.g., FICA) tax liability with respect to the payment of the amounts described in Section 7.1(b)(ii)(X) (his “Frozen Account Balance”); and

II	=	The amount of federal, state and local income tax employment (e.g., FICA) tax liability the Participant would have incurred with respect to the payment of the Participant’s Frozen Account Balance if the Frozen Account Balance had been paid to the Participant during the 2008 Plan Year.

For purposes of calculating the amounts described in I and II above and determining the Gross-Up Payment, the Participant will be considered to pay (A) federal income taxes at the highest rate in effect in the applicable year and (B) state and local income taxes at the highest rate in effect in the state or locality in which the applicable payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. All determinations required to be made under this Section 7.3 shall be made by the Company, after receiving applicable information from the Participant.
     (b) The payment described in paragraph (a) of this Section 7.3 shall be made at the same time as the payment described in Section 7.1(b)(ii)(X).”
EXECUTED this 11th day of November, 2008.

NACCO MATERIALS HANDLING GROUP, INC.
By:	/s/ Charles A. Bittenbender
Title:	Secretary

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